United States
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2004

Commission File Number 001-31673

CINGULAR WIRELESS LLC

Formed under the laws of the State of Delaware
I.R.S. Employer Identification Number 74-2955068

5565 Glenridge Connector, Atlanta, Georgia 30342
Telephone Number: (404) 236-6000

ITEM 5.   OTHER EVENTS

On February 17, 2004, Cingular Wireless LLC (“Cingular”) announced that it had entered into an Agreement and Plan of Merger, dated as of February 17, 2004, to acquire AT&T Wireless Services, Inc. (“ATTW”) for an aggregate consideration of approximately $41 billion cash. The closing of the acquisition is expected to occur toward the end of 2004 and is subject to the affirmative vote of ATTW’s shareholders, FCC, Hart Scott Rodino and other regulatory approvals and other customary closing conditions.

On a pro forma basis, the combined company would now have cellular and PCS spectrum coverage in 49 of the top 50 US markets and operations in 97 of the top 100 US markets (excluding only Richmond, Norfolk and Newport News, VA). Its licenses would encompass a population of 264 million people and its network and operations would encompass a population of 225 million people. Both companies currently operate TDMA and GSM/GPRS technologies. Cingular plans that the combined company will provide service under the “Cingular” brand name.

Cingular expects that its owners, SBC Communications Inc. and BellSouth Corporation, will contribute substantially all of the required cash, the exact sources of which have not yet been determined.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits – The following exhibits are furnished as a part of this report:

Exhibit Number	Exhibit Description
99.1	Agreement and Plan of Merger, dated as of February 17, 2004, by and among AT&T Wireless Services, Inc., Cingular Wireless Corporation, Cingular Wireless LLC and Links I Corporation, and solely for the purposes of certain sections of the Merger Agreement, SBC Communications Inc. and BellSouth Corporation

SIGNATURE

Pursuant to the requirements of Section 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CINGULAR WIRELESS LLC

Date: February 17, 2004	By:	/s/ Richard G. Lindner
Richard G. Lindner Chief Financial Officer (Principal Financial Officer)

3